EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of April, 2012, between RANDY BAYNE (hereinafter referred to as "Employee") and ENCOM GROUP, INC., a Nevada corporation, by and through its Board of Directors (hereinafter referred to as "Employer", “Company”, or “Encom”). The Employer and the Employee may be referred to singularly as a “Party” or collectively as the “Parties”.

IN CONSIDERATION of the mutual promises set forth below, Employee and Employer hereby agree as follows:

Definitions:    The Parties hereby agree to the “Definitions” set forth in Exhibit “D” to this Agreement; as may be amended from time-to-time.

1.   Employment.  Employer hereby agrees to employ Employee and Employee hereby agrees to provide services to Employer in the position of Chairman of the Board and Chief Executive Officer upon the terms and conditions hereinafter set forth.

2.   Executive Duties.  Employer and Employee agree that Employee shall perform the duties and responsibilities set forth in Exhibit “A” during the term of this Agreement.

3.   Board of Directors.  Employer and Employee agree that the Employee will be granted a Board of Directors position to serve in the capacity of Chairman of the Board and shall continue in this role during the term of his employment and any subsequent renewals. Employee may continue as a member of the Board of Directors upon expiration of this agreement so long as he is elected by the then voting shareholders of the Company.

4.   Term of Agreement.  The parties agree that the initial term of this Agreement shall be Six (6) years commencing April 16th, 2012 (each year being referred to herein as a “Contract Year”).  Prior to the expiration date of the Agreement, Employee shall have the option, in the Employee’s sole discretion, but subject to the provisions regarding termination set forth in this Agreement, to extend and renew this Agreement up to three additional times, each renewal period shall extend the term of the Agreement for not more than Two (2) additional years at a time. Such renewals shall become automatically effective only so long as Employee has not provided Employer with written notice of Employee’s intention to terminate.  In the event Employee intends to not renew this Agreement, then Employee shall be required to provide written notice of termination no less than sixty (60) days in advance of the expiration date of the then current Contract Year.

5.   Employee Working Conditions.  Employer agrees that, during the term of this Agreement, Employer: (i) shall treat Employee with respect and professional courtesy commensurate with Employee's position; (ii) shall provide, establish and maintain reasonable working conditions for Employee and abide by all state, federal and local employment regulations and laws; (iii) shall not, without the express written consent of Employee, alter or significantly reduce the duties and responsibilities assigned to Employee as set forth in Exhibit “A” to this Agreement; (iv) shall not, without Employee's express written consent, reduce the facilities and perquisites made available to Employee at the time this Agreement is executed and as enhanced during the term of this Agreement; (v) shall not materially reduce the type or level of Employee benefits to which Employee is entitled at the time this Agreement is executed and as enhanced during the term of this Agreement; and (iv) shall allow Employee to perform his duties from locations other than the Employer’s place of business. At such time as the parties mutually agree to locate the corporate offices, Employee shall within a reasonable time thereafter arrange to be present at the corporate offices from time to time on a regular basis demonstrating a presence commensurate with his position.

6.   Compensation.  As consideration for Employee's services as set forth in Exhibit “A” to this Agreement, Employee agrees to accept and Employer agrees to pay the Employee per the Compensation Schedule set forth in Exhibit “B” to this Agreement. Employee shall be entitled to annual review and increase in annual compensation commensurate with executives in a similar position of responsibility. As further consideration for Employee's services, Employee shall be eligible to receive bonuses and other incentive based compensation as set forth in Exhibit “B” to this Agreement; which may be modified from time-to-time upon mutual consent of the parties.

7.   Founders Shares.  As consideration for the services rendered by Employee prior to the execution of this Agreement, and for additional services to be rendered during the initial three (3) year term of this Agreement, the Employee is hereby granted 516,375 shares of the Company’s common stock (“Founders Shares”). The Founders Shares shall be held in the name of the Employee in an escrow account to be established by the Company in conjunction with the execution of this Agreement. The Founders Shares vest and will be released from escrow as follows:

a)	172,125 Founders Shares will be released to Employee one (1) year from the date of execution of this Agreement;

b)	172,125 Founders Shares will be released to Employee two (2) years from the date of execution of this Agreement; and

c)	172,125 Founders Shares will be released to Employee three (3) years from the date of execution of this Agreement.

8.   Automobile Allowance.  Executive shall be entitled to a Car Allowance as set forth in Exhibit “B” to this Agreement, which shall be paid periodically together with any salary as per the companies standard payroll practices. The company shall also reimburse the Employee for any business related mileage as per the IRS policy for mileage reimbursement. Employee must maintain a valid driver's license, a vehicle that is legally licensed, registered, and meets the basic insurance requirements of that type of vehicle under state laws.

9.   Common Stock Options.  Subject to customary anti-dilution clauses, and as further consideration for Employee's services, upon execution of this Agreement, Employee shall from time-to-time receive options to acquire common stock of the Employer.  It is understood by the parties that the exercise price of all stock options granted under this Agreement shall be established as the lowest closing price of the Employer’s common stock during the thirty (30) days prior to issuance of the option, which shall be confirmed in writing within three (3) calendar days. All stock options shall be granted pursuant to a Stock Option Agreement, which shall be reasonably satisfactory to Employee’s counsel. Upon full execution of the Stock Option Agreement, it shall be attached to this Agreement as Exhibit “C”.

10.   Acceleration of Options and Founders Shares.  Upon the occurrence of any of the following events at a time while Employee holds outstanding options and escrowed Founders Shares or is entitled to future options to purchase Company Stock, the Company shall take whatever measures are necessary to insure that all such options and founders shares shall be immediately vested and exercisable in full;

a)	the acquisition described in clause (i) of the definition of Change of Control;

b)	the change in the composition of the Board of Directors described in clause (ii) of such definition;

c)	the shareholder approval or adoption described in clauses (iii) or (iv) of such definition;

d)
the commencement date of any tender offer subject to the terms of Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or exchange offer subject to the terms of the Securities Act of 1933, as amended (the "Securities Act"), or any other offer or series of offers to purchase for cash, or to exchange for securities of a person other than the Company or any of its affiliates, Encom Common Stock by any "person" or "group" of persons (as such terms are used in Rule 13d of the Exchange Act) other than an offer or offers by Encom or by employee benefit plan(s) sponsored by Encom ("Tender Offer") if such person or group would hold 30% or more of the then outstanding Encom Common Stock after the consummation of the Tender Offer;

e)	the Termination of Employee subject to the provisions of Section 20, 21 or Section 22 that specifically trigger the vesting of all of the Employee’s stock options

11.   Benefits.  Employee shall be provided health and welfare benefits including but not limited to medical (Employee and family), dental (Employee and family), vision (Employee and family), and disability and life insurance as well as vacation and sick leave on the same terms and conditions as similarly situated senior executive level employees. Long-term disability insurance shall be fully paid during all periods of eligibility requiring premium. Employee shall be eligible to participate in any Employer provided 401k plan on the same terms and conditions as the most senior executive officers of the company.  In addition, Employee shall be entitled to qualify for and participate in all other Employer benefit plans, bonus programs and stock option programs, if any, in accordance with the terms of such plans and programs. Employee will also be provided other benefits as described by exhibit hereto.

12.   Gross-Up of Parachute Payments. Subject to Employee's ongoing employment under terms of this Agreement and in conjunction with all other incentive plans of the Company, the Employee shall be at all times provided adequate protection in connection with various benefits in the event of termination of Employee's employment with the Company pursuant to Sections 20, 21 or 22, or during the Protected Period.  If Employee's employment is terminated without cause during a Protected Period or otherwise in connection with a "Change of Control" of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or otherwise under the terms of Sections 20, 21 or 22, then a portion of those benefits could be characterized as "excess parachute payments" within the meaning of Section 280G of the Code.  The parties hereto acknowledge that the protections set forth in this Section 12 are important, and it is agreed that Employee should not have to bear the burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of state or federal law, in the event that any portion of the benefits payable to Employee pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment.  The parties, therefore, have agreed as set forth in this Section 12

Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Employee upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other person to, or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of state or federal law or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay an additional payment (a “Gross-Up Payment”), in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to one hundred percent (100%) of the Excise Tax imposed on the Payments.

In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Employee within thirty (30) Days business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding on the Company and Employee unless and until a final determination is received from the Internal Revenue Service indicating a contrary result.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  If the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, consistent with the maximum limitation stated in paragraph 12(b) above. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in paragraph 12(b) above, upon written notice from the Company, accompanied by a copy of the Accounting Firm’s calculation of same, the amount of such overpayment shall be promptly paid by the Employee to the Company.

13.   Salary/Bonus Deferral.  Employer may request Employee to defer payment and receipt of a portion of salary and bonuses due to Employee for a period of not more than six (6) months from the date this Agreement is executed, provided Employer agrees to pay, (i) that portion of the deferred compensation necessary to pay any and all taxes on the deferred amount plus, (ii) reasonable interest on the deferred amount, both (i) and (ii) are as determined by Employee’s accountant, and provided that deferrals shall be limited as follows:  Employee’s gross monthly income excluding the tax payment for the deferred amount, shall not be less than Ten Thousand Five Hundred Dollars and 00/100 dollars ($10,500.00) as a result of the deferral.

14.   Expenses.   In addition, Employer will reimburse Employee for all reasonable expenses incurred in the course of performing services for Employer, including but not limited to travel and entertainment expenses. The Chief Financial Officer of the Employer must approve any expense in excess of $5,000 but less than $10,000. All expenses in excess of $10,000 must be approved by both the Chief Financial Officer and the CEO or President.

15.   Vacation.  During the Term of this Agreement, the Employee shall initially be entitled to four (4) weeks’ vacation, all of which shall be taken in accordance with the Employer’s policies in effect and as may be amended from time-to-time.

16.   Covenants of Employee.  For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by the Employer, the Employee does hereby covenant, agree, and promise that during the Term hereof and for a period thereafter to the extent specifically provided in this Agreement as follows:

a)
During the term of this Agreement, Employee shall be allowed to pursue other business interests and/or professional pursuits, provided such involvement would not (i) interfere with his duties as set forth herein.

b)
Employee will not engage, directly or indirectly, in any activity competitive with the business of the Employer.  This prohibition shall include the ownership, management, operation, control of, employment by, participation in, or connection with the management, ownership, operation or control of, in any manner, any business of the type and character engaged in by the Employer.  Notwithstanding the foregoing, the Employee may make or maintain an investment not to exceed five percent (5%) of the capital stock of any publicly traded company.

c)	Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Employer may from time-to-time request or require.

d)
Employee will fully account for all money, records, goods, wares and merchandise, or other property belonging to the Employer of which the Employee has custody, and will promptly pay over and deliver the same whenever and however the Employee may be reasonably directed to do so.

e)
Employee will obey all rules, regulations, and special instructions applicable to him, including but not limited to, those set forth in Employer’s then existing policies and procedures manual, and will be loyal and faithful to the Employer at all times.

f)
Employee will make available to the Employer any and all of the information of which the Employee has knowledge relating to the business of the Employer, and will make all suggestions and recommendations which the Employee feels will be mutually beneficial to the Parties.

g)
Employee agrees that upon termination of his employment hereunder, he will immediately surrender and turn over to the Employer all books, records, forms, specifications, formulae, data, processes, programs, papers and writings related to the business of the Employer and all other property belonging to the Employer, together with all copies of the foregoing, it being understood and agreed that the same are the sole property of the Employer.

h)
Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, and other things of value  whether patentable or not, which are conceived, made, invented, or suggested either by the Employee alone or in collaboration with others, whether before or during the Term of his employment which pertain specifically to the Employer and whether or not during regular working hours, shall be promptly disclosed in writing to the Employer and shall be the sole and exclusive property of the Employer.  The Employee hereby assigns all of his right, title, and interest in and to all such Intangible Rights to the Employer, and the Employer’s successors or assignees.  In the event that any of said Intangible Rights are deemed by the Employer to be patentable or otherwise registerable under any federal, state, or foreign law, the Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable, or proper to obtain patents therefore or registration thereof, and to vest in the Employer full title thereto.

17.   Mutual Covenants of Employer and Employee.  For and in consideration of the employment herein contemplated and the compensation, covenants, conditions, and promises herein recited, the Employer and the Employee do hereby mutually agree to the following:

a)
Employee shall not, by reason of this Agreement, have any vested interest in, or right, title or claim to, any land, buildings, equipment, machinery, processes, software, systems, products, contracts, goods, wares, merchandise, business assets, or other things of value belonging to or which may hereafter be acquired, owned or leased from Employee by the Employer unless otherwise approved by the Board from time-to-time.

b)
Complete control of the Employer, including, but not limited to, their plans, properties, contracts, methods, and policies, shall be established by the Board of Directors, and the Employee shall not, by reason of anything contained in this Agreement, either express or implied, have any control over such matters, and the Employer may, in their sole and absolute discretion, give, sell, assign, transfer or otherwise dispose of any or all of their assets or business in whole or in part, to any person, firm, or corporation, whether or not such person, firm, or corporation is in any manner owned by, associated with, or affiliated with the Employer.

c)	Employee acknowledges that the nature of his position with the Employer may mandate that the Employee perform such duties and render such services as are required of him hereunder.

d)
Employee during the term of this Agreement shall be allowed to pursue other business interests and/or professional pursuits, provided that Employee's pursuit of other business interests shall not materially diminish Employee's performance of his duties as set forth here.

18.   Employer’s Covenant Regarding Outstanding Shares.  Employer has represented to Employee that Employer’s Board of Directors may, during the term of this Agreement and any subsequent renewals, consider conducting a re-capitalization of the Employer, as may be deemed to be in the best interests of the Company.  Such re-capitalization shall be performed only with the approval of the Board of Directors.  Such re-capitalization shall be performed in such manner as necessary to maintain the highest possible share price for outstanding shares.  Employee’s stock and option position with respect to this agreement shall be protected against any and all dilution or reduction as might otherwise result from such recapitalization as defined in Section 19.

19.   Employer’s Covenant Regarding Anti-Dilution.  The Employee and Mark Van Eman have been granted the right to maintain a mutual, combined controlling interest in the Employer that is to be maintained during the entire term of their combined employment with the Employer.  During the term of this Agreement and any subsequent renewals, Employee shall maintain, at no cost to the Employee, an equity ownership position equal to the highest percentage ownership provided as per this Agreement; which shall include but not be limited to future common stock or option grants as may be granted by the Employer from time-to-time. No adjustments will be made in the case of stock option and stock grants to other employees that receive the approval of the Employee and Mark Van Eman. Should the Company undergo any recapitalization event that would result in the reduction of the percentage ownership of Employee, the Employee and Mark Van Eman shall receive a stock grant adjustment to reduce the dilution effect of the shares issued in order to avoid the loss of maintaining at least a 51% collective ownership interest in the absence of the express written consent to the contrary of both the Employee and Mark Van Eman.  If there is a recapitalization event involving tranches or other multiple closings, the anti-dilution adjustment shall be calculated as if all stock was issued at the first closing.

20.   Termination. Should Employer terminate this Agreement and Employee's employment for any reason other than for Cause as defined herein, and/or breach of any material provisions of this Agreement, and further excluding the case in which Employee shall resign in the absence of Employer’s breach, Employer shall within thirty (30) days thereafter tender to Employee a lump sum cash payment equal to:

a)	Employee's then current wages and projected bonus for the remainder of the current Contract Year plus;

b)
an amount equal to the total compensation that would have been due for the following full Contract Year including any and all benefits, transition bonus, projected bonuses, vacation pay, and incentives in place at the time of such termination plus;

c)	the Company shall immediately cause all unvested shares to become fully vested and exercisable;

d)	the present value (10% discount rate) of the balance due based on the full value for the remainder of the existing term of this Agreement including all extensions available to Employee hereunder;

e)	an amount equal to all taxes, penalties, or assessments of any nature that Employee shall incur in connection with such lump sum payment.

In addition, at the time of such termination, the Company shall exercise every reasonable effort to cause Employee’s vesting schedule for any and all unvested options for shares of Employer’s stock to be immediately accelerated so that all unvested options shall become fully vested and exercisable pursuant to the terms of any Employee Stock Option Agreement as may be attached hereto as Exhibit “C”, and as it may be amended from time to time during the term of this Agreement.

Notwithstanding any contrary provision set forth hereinabove, Employer shall have the right, at its option, to terminate this Agreement for Cause as defined herein, provided, however, that prior to terminating Employee for Clause, Employer shall give Employee at least sixty (60) business days’ written notice of an intent to terminate for Cause, which notice shall specify the nature and detail of such Cause, and, if Employee cures such Cause within such sixty (60) day period, this Agreement shall remain in full force and effect.

21.           Termination Due To Disability, Sickness or Death.  In the event Employee becomes permanently disabled and Employee's physician determines Employee is unable to perform his regular or customary duties as a result of the disability (and the Employer is unable to reasonably accommodate Employee's disability), Employer agrees to pay Employee's then current compensation for a six-month period or until such time as Employee’s long term disability insurance benefits in an amount not less than sixty percent (60%) of his then-current salary shall commence.

Employer may also terminate the employment of Employee hereunder upon the death of Employee or upon Employee’s inability by reason of sickness or disability to perform his obligations for a period of more than one hundred eighty (180) days consecutively; however in such an event the Company shall follow the lump sum payment provisions as described in Section 20 (a), (b), (c), (d), and (e) stated above. The Company shall also exercise every reasonable effort to insure that Employee’s vesting schedule for any and all unvested options for shares of Employer’s stock shall be immediately accelerated so that all unvested options shall become fully vested at the time of such termination.

Employee may terminate his employment hereunder for Good Reason as defined herein, upon at least sixty (60) days’ prior written notice to Employer, which notice shall specify the Good Reason, provided that if Employer cures such Good Reason within such sixty (60) day period, this Agreement shall remain in full force and effect.  In the event of a termination by Employee with Good Reason Employee shall be entitled to receive (i) his base salary for twenty four (24) months from the date of termination, (ii) the option to continue his medical coverage, at the Company’s expense, existing on the date of termination for twelve (12) months and (iii) acceleration of any vesting or other compensation, as defined in Section 20 (a), (b), (c), and (e) stated above. The Employer may, in its sole discretion, pay the Termination Payment in one lump sum or in equal payments in accordance with its customary payroll practices.

22.           Health and Welfare.  As further consideration for Employee's services, Employer agrees to provide after termination of this Agreement and at the Employer’s expense, health and welfare insurance benefits to Employee under the same terms and conditions as provided to Employee during the term of this Agreement to the maximum extent allowed by COBRA.  Employee’s benefits shall also include a life insurance policy in a death benefit amount of not less than One Million ($1,000,000) naming such parties as Employee may designate from time-to-time, as beneficiary; also remaining in effect for the period of time COBRA health insurance benefits continue.

23.           No Mitigation Obligation.  The Company acknowledges that it will be difficult and may be impossible (i) for Employee to find reasonably comparable employment following termination of Employee's employment and (ii) to measure the amount of damages which Employee may suffer as a result of the termination of Employee's employment. Accordingly, all amounts paid to Employee under this Agreement following Employee's termination of employment are acknowledged by the Company to be reasonable and to be liquidated damages, and Employee will not be required to mitigate the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

24.           Covenant Not to Compete.  The Employee recognizes that the Employer has business goodwill and other legitimate business interests which must be protected, the Employee agrees and covenants as follows for one (1) year following the termination of this Agreement for any reason:

a)
Agreement Not to Compete.  Employee will not, either directly or indirectly, (i) for himself, or (ii) as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity, participate in a Competing Business (as defined below) within the Territory (as defined below); and

b)
Agreement Not to Solicit Customers.  Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit or attempt to divert to a Competing Business or to any third party any person, concern, or entity who is or was, or in the future will be (at the time of solicitation), a Customer of the Business (as defined below) or of Employer (or any Customer of any of the foregoing) whether within or without the Territory, and further, Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, initiate a call upon any person, concern or entity who is, or was, or in the future will be (at the time of solicitation), a Customer of the Business or of Employer for the purpose of diverting or appropriating business to a Competing Business or to any third party.  In the event any such Customers initiate a call upon Employee, then Employee shall not entertain any such call without first referring such person to Employer.

c)
Agreement Not to Solicit Employees. Employee will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert, or recruit any employee of Employer to leave such employment or otherwise terminate his or her employment, whether or not such employment is pursuant to a written contract or at will.

It is mutually understood and agreed that if any of the provisions relating to the scope, time, or territory of this Section 24 of the Agreement are more extensive than is enforceable under applicable laws or are broader than necessary to protect the goodwill and legitimate business interests of the Employer, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law.

25.   Business Opportunities.  For as long as the Employee shall be employed by the Employer and thereafter with respect to any business opportunities learned about during the time of the Employee’s employment by the Employer, the Employee agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Employee and which is in any way related to, or connected with, the Business, the Employer shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Employee agrees to promptly deliver notice to the Board in writing of the existence of such opportunity or proposal, and the Employee may take advantage of such opportunity only if the Employer does not elect to exercise its right to take advantage of such opportunity

26.   Trade Secrets.  Employee will, in the course of his duties on behalf of Employer, be advised of certain business matters and affairs of Employer regarding its clients and the management of its business.  The duties performed by Employee for Employer place him in a position of trust and confidence with respect to certain trade secrets relating to the business of Employer and not generally known to the public. The Employee acknowledges that in the course of his employment with the Employer, he will receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the Business (“Business Information”), which the Employer desires to protect.  The Employee understands that such Business Information is confidential and agrees not to reveal such Business Information to anyone outside the Employer.  The Employee further agrees not to use such Business Information during the term of this Agreement and thereafter to compete with the Employer.  Upon termination of this Agreement, the Employee shall surrender to the Employer all papers, documents, writings, and other property produced by him or coming into his possession by or through this Agreement and relating to the information referred to in this Section 26, which are not general knowledge in the industry, and the Employee agrees that all such materials will at all times remain the property of the Employer.

27.   Corporate Authority.  Employer acknowledges and agrees that Employee has the full authorization of its Board of Directors to enter into and perform all aspects of this Agreement from and after the date it is executed.

28.   Policies.  No change in Employer policy, rules or regulations shall alter, modify or revoke any provision of this Employment Agreement to the detriment of Employee.

29.   Conflict of Interest Policy.   It is the express policy of the Employer to conduct their affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Employer.

30.   Breach.  Each party to this Agreement shall indemnify and hold the other harmless for any and all losses, costs, damages, expenses, (including attorneys' fees) incurred by the indemnified party arising out of such party’s breach of this Agreement or any part thereof, regardless of the judgment or decisions arising therefrom.  All such losses, costs, damages, expenses and fees shall be paid within thirty (30) days following tender of a written request.  The provisions of this Section 30 will survive the term of this Agreement, and termination of Employee's employment for any reason whatsoever.

31.   Indemnity and Hold Harmless.  To the fullest extent provided by the law, Employer agrees Employer shall indemnify and hold Employee harmless from any and all liabilities and/or losses, costs, damages or expenses, (including attorney’s fees) incurred by Employee in the course and scope of Employee’s duties for Employer or related in any way to Employee’s association with Employer as an employee, officer and/or director, including but not limited to, liabilities arising from shareholder derivative or direct law suits. Employer shall fully insure Employer's ability to so indemnify Employee and shall present evidence of such insurance coverage reasonably satisfactory to Employee within one hundred and twenty (120) days of the execution of this Agreement and from time-to-time thereafter as may be reasonably requested by Employee. The provisions of this Section 31 will survive the Term of this Agreement, and termination of Employee's employment for any reason whatsoever.

32.   Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

33.   Assignment.   This Agreement is personal to Employee, and Employee shall not, outside the normal course of business, assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written consent of the Company.  Neither Employee nor Employee's spouse will have the right to commute, encumber, or otherwise dispose of any future payments due under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent. The Company shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance reasonably satisfactory to Employee, all of the obligations of the Company under this Agreement.  As used in this Agreement, the term "Company" means the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

34.   Severability.  Employer and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

35.   Confidentiality.  Employee and Employer agree that they shall keep the terms of this Agreement entirely confidential, except as and to the extent required to be disclosed by applicable law, code or regulation.

36.   Entire Understanding.  This Agreement contains all the understandings and agreements between the parties concerning Employee's employment.  This Agreement replaces any and all prior agreements between Employee and Employer related to Employee's employment and any and all such prior Agreements are hereby canceled.

37.   Attorney’s Fees Reimbursement.  Employer agrees to reimburse Employee for Employee’s reasonable attorney fees incurred by Employee in connection with the negotiation, interpretation, arbitration and/or execution of this Agreement.

38.   No Set-off Rights. The Company's obligations to make the payments and provide the benefits required by this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, re-coupment, defense or other claim, right or action that the Company may have against Employee or others.

39.   Notices.  All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed telefax, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	Encom Group, Inc. 12300 Dundee Ct. Suite 203 Cypress, Texas 77429 Attn: Dale Roberts

If to Employee:	Randy Bayne 3202 Lake Park Lane League City, Texas 77573

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

40.   Specific Performance.   The Employee acknowledges that a remedy at law for any breach or threatened breach of Sections 24, 25 or 26 of this Agreement will be inadequate and that the Employer shall be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach.  If a bond is required to be posted in order for the Employer to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

41.   Binding Effect.  Subject to the provisions of Section 17 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Employee’s heirs and personal representatives, and the successors and assignees of the Employer. Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

42.   Waiver.  Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

43.   Governing Law and Arbitration.   This Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas, without regard to conflict of laws rules thereof.  Each Party agrees that upon the written demand of the other Party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, or any document, instrument, or agreement executed in connection herewith, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to International Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by one (1) arbitrator who shall be selected using a listing process whereby the AAA administrator shall provide each party with a list of proposed arbitrators who are generally familiar with the underlying subject matter made the basis of the dispute.  Thereafter, each Party shall be given ten (10) days to strike any unacceptable names from the list and number the remaining names in order of mutual preference.  The arbitration shall be conducted in Harris County, Texas.  The language of the arbitration shall be in English.  This arbitration provision shall not limit the right of either Party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, or protecting any rights of either Party, and any such action shall not be deemed an election of remedies.  Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, in which event, the Party seeking such equitable relief can file an action in court notwithstanding this arbitration provision.  In the event such a court action becomes necessary, each Party agrees to submit to the personal jurisdiction of the federal and state courts located in Harris County, Texas.  Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy, including any claim to rescind, reform, or otherwise modify this Agreement, shall also be arbitrated; provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of either Party.  It is understood and agreed that the arbitrator shall have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute.  Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.  The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a Party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes.  The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.  Each Party shall bear its own costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration.

44.           Attorneys’ Fees. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

45.           Drafting. Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

46.           Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

47.           Acknowledgment of Enforceability. Employee acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer.  Therefore, Employee agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

48.           COUNSEL.  EMPLOYEE ACKNOWLEDGES THAT HE IS EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN.  EMPLOYEE FURTHERMORE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO RETAIN LEGAL COUNSEL, AND THAT HE HAS EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO HIS EXECUTION HEREOF OR HAS KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

By signing below, the Employee acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement for confidentiality requirements, assignment of inventions, and conflict of interest guidelines.

Signature Page Follows

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first written above at Houston, Texas.

EMPLOYEE:

/s/Randy Bayne
Randy Bayne

Notices in Care of:	Randy Bayne 3202 Lake Park Drive League City, Texas

And to:	Encom Group, Inc. Mark Van Eman, Director

ENCOM GROUP, INC.
/s/Richard C. Fox
By:	Richard C. Fox
Its:	Chief Executive Officer

With copies and notices to:	r.davidson@dandslegal.com

EXHIBIT “A”

EMPLOYMENT DUITES

The Employee shall serve in the position of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”)

Employee shall report directly to the Board of Directors regarding all corporate matters.

DESCRIPTION of the CHAIRMAN:

The Chairman is regarded as the highest-ranking member of the Board of Directors is a primary ambassador for the organization and its spokesperson.

PRIMARY RESPONSIBILITIES of the CHAIRMAN

―	The Chairman is to plan the agenda, coordinate and chair the meetings of the Board of Directors to be held a minimum of four (4) times per year

―	The Chairman is to plan, coordinate and chair the Annual Meeting of Shareholders to be held a minimum of once per year

―	Review on the performance of the organizations executive officers and directors

―	Establish relationships with other corporate executives and identify potential board candidates

―	Establish and maintain an efficient and appropriate information reporting process to the directors

DESCRIPTION of the CEO:

The CEO is regarded as the highest-ranking officer in the company with duties and responsibilities that include creation of the company’s vision, objectives and direction. In addition the CEO manages and directs the organization and its operations toward its primary objectives.  The CEO’s mission is to achieve, maintain and grow overall operational excellence, a fair profit and return on investment capital.  The CEO shall accomplish his mission by performing these duties personally or through subordinate officers and managers.

PRIMARY RESPONSIBILITIES of the CEO

The CEO will have primary day-to-day responsibility for the Corporate Services Group:

―
The Corporate Services Group charter is to plan, implement, and manage the organizations domestic and international budget policies, business development, brand management, performance management, legal group, capital services, treasury management, audit services and public services.

The CEO will have primary day-to-day responsibility for the oversight and performance of the following groups and their respective leadership:

―	The Financial Services Group

―	The Operational Services Group

―	The Solutions Services Group

RESPONSIBILITIES of the CEO

―	Define and Lead the organizations domestic and international operations

―	Define and Lead the overall process of management and corporate decision-making to ensure the organization maximizes its short, medium and long-term profitability objectives and shareholder return.

―	Define and Lead and direct the other executives on the implementation of the company’s strategic and operational plans

―	Define and Lead the development and refinement of Company’s vision and strategy

―	Define the organizations stated goals and Lead the organization in their achievement

―	Define and Lead the organizations mandate of achieving and maintaining competitive and financial dominance in the marketplace.

―	Establish annual and quarterly objectives for the organization and the means by which to evaluate performance in order to insure successful achievement of stated goals

―	Establish and lead the organizations operational procedures, policies and standards.

―	Oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources

―	Provide for the organization a strong day-to-day leadership presence; establish and expand national, regional and international operations and support an open-door policy among all employees.

―	Other duties as assigned by the Board of Directors

EXHIBIT “B”

EXECUITVE COMPENSATION PLAN

Base Salary:

Company shall pay to the Employee no less than one hundred twenty six thousand dollars and 00/100 ($126,000) as calculated on an annual basis to be paid bi-weekly in keeping with the standard payroll policies of the Company.

Upon the Company establishing (i) sales contracts with a projected gross value of $1,500,000 as calculated over a twelve (12) month period and/or (ii) has obtained a minimum of $1,500,000 in capital financing; the Company shall pay to the Employee no less than one hundred seventy five thousand dollars and 00/100 ($175,000) as calculated on an annual basis to be paid bi-weekly in keeping with the standard payroll policies of the Company.

Salary Incentive Program:

The Company shall increase the Employee’s Base Salary upon achieving the following milestones:

1.	$50,000 One Time Annual Increase Upon Sustaining Cash Flow Breakeven (Net Income after Cost and Expenses) for three (3) consecutive months

2.	$50,000 One Time Annual Increase Upon Sustaining Cash Flow Breakeven (Net Income after Cost and Expenses) for two (2) consecutive quarters

3.	$50,000 One Time Annual Increase Upon Sustaining Cash Flow Breakeven (Net Income after Cost and Expenses) for four (4) consecutive quarters

Budget/Cost Containment Incentive Program:

The Company shall pay the Employee a year-end bonus should the Company achieve the following budget/cost containment performance milestones. These milestones are specifically based on the percentage that total *Operating Expenses, calculated as a percentage of the Net Revenues of the Company, are under budget based on the approved annual Operating Budget.  Operating Budgets will be approved on an annual basis prior to the end of January of each calendar year:

▪	$5,000 Should the Company be 2% Under Budget for the Year
▪	$10,000 Should the Company be 4% Under Budget for the Year
▪	$15,000 Should the Company be 6% Under Budget for the Year
▪	$20,000 Should the Company be 8% Under Budget for the Year
▪	$25,000 Should the Company be 10% Under Budget for the Year

Auto Allowance:

Upon the Company sustaining cash flow breakeven (net income) for three (3) consecutive months, the Employee shall receive an automobile allowance of $850.00 per month for the term of the Agreement and all subsequent renewals.

Milestone Performance Bonus:

Employee shall receive a Milestone Performance Bonus, in cash, in an amount equal to one hundred eighty thousand dollars and no/100 ($180,000.00), which shall be paid in twelve (12) equal installments of $15,000 upon achieving the following; (i) the Company has sustained monthly cash flow breakeven for three (3) consecutive months, and/or (ii) the Company has established sales contracts with a projected gross value of $1,500,000 as calculated over a twelve (12) month period.

Profit Sharing Bonus Program:

Employee shall be eligible to participate in a milestone driven profit sharing bonus pool available for the Company’s senior executives, which shall be based on the financial performance of Employer as follows:

1.
Level 1: If the Company reaches an annual sales level of $5 million combined with an annual gross profit equal to a minimum of 40%; the pool shall receive $325,000 to be divided equally among the participants.

2.
Level 2: If the Company reaches an annual sales level of $10 million combined with an annual gross profit equal to a minimum of 40%; the pool shall receive $550,000 to be divided equally among the participants.

3.
Level 3: If the Company reaches an annual sales level of $20 million combined with an annual gross profit equal to a minimum of 35%; the pool shall receive $1,000,000 to be divided equally among the participants.

4.
Level 4: If the Company reaches an annual sales level of $30 million combined with an annual gross profit equal to a minimum of 35%; the pool shall receive $1,500,000 to be divided equally among the participants.

5.
Level 5: If the Company reaches an annual sales level of $40 million combined with an annual gross profit equal to a minimum of 30%; the pool shall receive $2,000,000 to be divided equally among the participants.

6.
Level 6: If the Company reaches an annual sales level of $50 million combined with an annual gross profit equal to a minimum of 30%; the pool shall receive $2,250,000 to be divided equally among the participants.

7.
Level 7: For annual sales that exceed $50 million combined with an annual gross profit equal to a minimum of 25%, the pool shall receive $2,250,000 plus 2.5% of the gross revenue that exceeds $50 million.

The sales levels and gross income amounts and contributions referred to above shall be cumulative and determined in accordance with generally accepted accounting principles consistently applied, except to the extent expressly provided otherwise herein.  All milestone incentive package payments shall be determined and made annually based on the Employer’s results of operations for such fiscal annual period (with each Level referred to above to be proportionately prorated for such quarterly determination), as audited by the Employer’s independent certified public accountants.  In connection therewith, Employer shall issue audited financial statements.

No compensation payments will be due to any participant under this milestone Profit Sharing Pool, including Employee, until Employer reaches the annual sales level referred to in Level 1.  Payments shall be made hereunder only to the extent determined to be financially feasible in the sole good faith discretion of Employer’s audit committee, which shall consist of Employer’s Chief Financial Officer and that number of independent directors as may be required by SEC rules.

The Employee’s participation in the profit sharing pool shall be based on the sole discretion of the Employer’s compensation committee. Notwithstanding that, an Employee’s participation shall not be less than all other senior management personnel.  If in the judgment of the members of the compensation committee, the Employer’s results for the year were impacted positively by the extraordinary contribution of the Employee, the Employee’s percentage share of the profit sharing pool may be increased at the sole discretion of the compensation committee.

*“Operating Expenses” are defined as expenses incurred in carrying out the Company’s day-to-day activities but are not directly related to generating sales.  Operating Expenses include such things as payroll, employee benefits, marketing, professional services, travel, amortization and depreciation, rent and repairs but exclude interest expense and income tax expense.

EXHIBIT “D”

EMPLOYMENT AGREEMENT DEFINITIONS

1.
“Cause” means when used in connection with the termination of employment with the Company, means the termination of Employee's employment by the Company by reason of (i) the conviction of Employee of a crime involving moral turpitude by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by Employee; (iv) the willful, continued and unreasonable failure by Employee to perform material duties assigned to Employee and agreed to by Employee after reasonable notice and opportunity to cure such performance; (v) the knowing engagement by Employee in any direct, material conflict of interest with the Company and which is a specific violation of the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by Employee, without the written approval of the Board of Directors of the Company, in any activity which directly competes with the business of the Company or any of its Affiliates or which would result in material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Insider Trading Policy or Business Ethics Policy, if any, then in effect.

The terms "Cause," "for cause," and "with cause" (in upper or lower case) shall not include any of the following: (1) bad judgment; (2) negligence other than gross negligence; (3) any act or omission that was based upon (i) authority given pursuant to a resolution duly adopted by the Board, (ii) instructions of the chief executive officer of the Company or (iii) the advice of counsel for the Company; or (4) any act or omission that the Executive believed in good faith to have been in the interest of the Company, without intent of the Executive to gain therefrom, directly or indirectly, a personal profit to which he was not legally entitled.

2.
“Change of Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Designated Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of 30% or more of either: (1) the then outstanding shares of Common Stock of Encom (the "Outstanding Encom Common Stock") or (2) the combined voting power of the then outstanding voting securities of Encom entitled to vote generally in the election of directors (the "Outstanding Encom Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control if, (i) any acquisition of Common Stock of Encom or Outstanding Encom Voting Securities directly from Encom (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition of Common Stock of Encom or Outstanding Encom Voting Securities by Encom, (iii) any acquisition of Common Stock of Encom or voting securities of Encom by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by Encom or any Outstanding Encom Voting Securities by any corporation controlled by Encom and approved by the Incumbent Board, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of paragraph (iii) of this definition are satisfied; or

(ii)    individuals who, as of the date hereof, constitute the entire Board of Directors of Encom (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Encom (the "Board "); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Encom shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule l4a-1 1 of the Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

(iii)    approval by the shareholders of Encom of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns Encom through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Encom Common Stock and Outstanding Encom Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Encom Common Stock or Outstanding Encom Voting Securities, as the case may be, (2) no Designated Person (excluding Encom, any employee benefit plan(s) (or related trust(s)) of Encom and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Encom Common Stock or Outstanding Encom Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or;

(iv)    approval by the shareholders of the Encom of: (1) a complete liquidation or dissolution of Encom or (2) the sale or other disposition of all or substantially all of the assets of Encom, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Encom Common Stock and Outstanding Encom Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Encom Common Stock and Outstanding Encom Voting Securities, as the case may be, (B) no Designated Person (excluding the Encom and any employee benefit plan (or related trust) of Encom and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Encom Stock or Outstanding Encom Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Encom.

3.
“Confidential Information” means information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by Employee or jointly with others, which concerns the affairs of the Company or its Affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company or any of its Affiliates and information made available to the Company or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement.

4.	“Competing Business” means any person, concern or entity which is engaged in, and to the extent engaged in, a business that is wholly or partially the same as the Business.

5.
“Contract Year” shall mean during the term of employment, each year of the Employee’s employment with the company beginning on the anniversary date of execution of this Employment Agreement and continuing 365 days thereafter, ending on that day which is immediately preceding the execution anniversary date for the following year.

6.	“Good Reason” means the occurrence of any of the following events:

a.
Employee is assigned any duties materially inconsistent with, or diminished from, Employee's positions, duties, responsibilities and status with the Company immediately prior to the commencement of the Protected Period, or Employee's status, reporting responsibilities, titles or offices are materially diminished from those in effect immediately prior to the commencement of the Protected Period, or Employee is removed from or is not re-elected or appointed to any of such responsibilities, titles, offices or positions, or Employee's duties and responsibilities are materially increased without a corresponding increase in the Employee's compensation (such increase in compensation to be satisfactory to Employee, in Employee's sole reasonable judgment), except in each case in connection with the termination of Employee's employment by the Company for Cause or on account of disability, or as a result of the Employee's death, or by the Employee for other than Good Reason; or

b.	Employee's Annual Base Salary is reduced from that in effect immediately prior to the commencement of the Protected Period or as the same may be increased from time to time thereafter; or

c.
The Company fails to continue in effect any benefit or compensation plan, including, but not limited to, the annual bonus plan, qualified retirement plan, executive life insurance plan and/or health and accident plan, in which Employee is participating immediately prior to the commencement of the Protected Period, or plans providing, in the sole reasonable judgment of Employee, Employee with substantially similar benefits, or the Company takes any action that would adversely affect Employee's participation in or reduce Employee's benefits or compensation under any of such plans (excluding any such action by the Company that is required by law); or

d.
The Company's principal executive offices are relocated at any time following a Change in Control more than 20 miles from where such offices were located immediately prior to such Change in Control; or

e.	The Company requires Employee at any time following a Change in Control to relocate more than 20 miles from where Employee's office was located immediately prior to such Change in Control; or

f.
The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company that was in effect immediately prior to the commencement of the Protected Period, if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by the Company; or

g.
The Company shall violate or breach any obligation of the Company in effect immediately prior to the commencement of the Protected Period (regardless whether such obligation be set forth in the Bylaws of the Company and/or in this Agreement or any other separate agreement entered into between the Company and Employee) to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company; or

h.
The Company shall violate or breach any other material obligation of the Company owing to Employee in effect immediately prior to the commencement of the Protected Period relating to Employee's employment with the Company, but only if such violation or breach (if capable of being remedied) shall continue unremedied for more than 15 days after written notice thereof is given by Employee to the Company; or

i.
The Board (or any nominating committee of the Board) fails to recommend and support Employee's re-election as a director of the Company if the Employee is a director of the Company immediately prior to the commencement of the Protected Period; or

j.
The Company shall fail to keep in force, for the benefit of Employee, directors' and officers' insurance policy with coverage amounts and scope equal to the coverage amounts and scope under such policy immediately prior to the commencement of the Protected Period; or

k.
The Company fails to obtain from a successor (including a successor to a material portion of the business or assets of the Company a satisfactory assumption in writing of the Company's obligations under this Agreement; or

l.
The Company fails to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the Employee's position and Employee's responsibilities to and position with the Company immediately prior to the Change of Control and not materially dissimilar to the office space, related facilities and support personnel provided to other executive officers of the Company or executive officers of similar stature in other businesses; or

m.	The Company notifies Employee of the Company's intention not to observe or perform one or more of the obligations of the Company under this Agreement.

7.	“Customer” means a person or entity which buys goods or services from Employer.

8.
“Protected Period” means the period of time beginning with a Change of Control and ending 12 months following such Change of Control; provided, however, that if any event has occurred which could reasonably be expected to result in a Change of Control and a Change of Control occurs within twelve months after such event, then the Protected Period will begin on the date of such event and continue for twelve months after such Change of Control.

9.	“Territory” means the world.